Exhibit 4.63

Note pUrchase AGREEMENT

This Note Purchase Agreement (this “Agreement”) is made as of October 5, 2016 (the “Effective Date”) by and among Amyris, Inc., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule I hereto (each, a “Purchaser,” and collectively, the “Purchasers”).

Preliminary Statement

Subject to the terms and conditions hereof, each Purchaser desires to purchase, and the Company desires to offer and sell to each Purchaser, that aggregate principal amount of Secured Promissory Notes with a principal amount set forth opposite each such Purchaser’s name on Schedule I hereto (which aggregate principal amount for all Purchasers as of the Closing (as defined below) shall be $6,000,000) (each such Secured Promissory Note, a “Note” and collectively, the “Notes”). If and when issued, each of the Notes shall be evidenced by a promissory note in the form attached hereto as Exhibit A.

Agreement

The parties, intending to be legally bound, agree as follows:

1.      Sale of Notes. Subject to the terms and conditions hereof, at the Closing (as defined in Section 2), the Company shall sell to each Purchaser, and, subject to satisfaction of the conditions set forth in this Agreement, each such Purchaser will purchase from the Company, (i) a Note in a principal amount as set forth next to such Purchaser’s name on Schedule I hereto for a purchase price equal to the purchase price set forth next to such Purchaser’s name on Schedule I hereto under the column “Note Purchase Price” (the “Purchase Price”). The sale and purchase of the Notes to each Purchaser shall constitute a separate sale and purchase hereunder.

2.      Closing. The closing (“Closing”) of the transactions contemplated hereby shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 within one business day following the date on which the last of the conditions set forth in Sections 7 and 8 have been satisfied or waived in accordance with this Agreement but in no event later than October 31, 2016 (such date, the “Closing Date”), or at such other time and place as the Company and the Purchasers mutually agree upon.

3.      Delivery.

(a)       At the Closing, each Purchaser shall (i) pay the Company the applicable Purchase Price in immediately available funds, or (ii) (A) initiate irrevocable payment instructions to its paying bank to make the payment (an “Irrevocable Payment Instruction”) to the Company of the applicable Purchase Price in immediately available funds and (B) deliver to the Company confirmation that such Purchaser has made an Irrevocable Payment Instruction, such confirmation to be in the form of a federal reference number or other similar written evidence that a wire has been initiated.

(b)       At the Closing, or, if applicable, upon receipt of the applicable amount of the Purchase Price due in respect of the Closing from any Purchaser who makes an Irrevocable Payment Instruction at the Closing, the Company shall deliver to such Purchaser a Note with a principal amount as provided in Section 1 above, such Note to be registered in the name of such Purchaser, or in such nominee’s or nominees’ name(s) as provided by such Purchaser to the Company, against payment of the Purchase Price therefor as provided in Section 1 above by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to such Purchaser at least two (2) days prior to the date of the Closing.

4.      Company Representations. The Company represents and warrants to the Purchasers as follows:

(a)       Organization and Standing. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect, individually or in the aggregate, upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company or the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”). For the purposes of clarity, the implementation of any plan for the significant restructuring of the Company, which has been approved by the Board of Directors of the Company as of the date hereof, shall not constitute a Material Adverse Effect.

(b)      Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Notes hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Notes (collectively, the “Transaction Agreements”).

(c)       Authorization. Subject to any waivers of covenants limiting the Company’s ability to incur further debt under outstanding debt instruments and loans, each of which would be obtained or waived as required prior to the Closing (the “Pre-Closing Consents”), the execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and this Agreement and the Notes constitute the legal, valid, and binding obligation of the Company enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

(d)      Consents and Approvals. Except for any Current Report on Form 8-K or other document to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated hereby. Assuming the accuracy of the representations of the Purchasers in Section 5, no consent,

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approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self-regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of the Transaction Agreements, the valid issuance, sale and delivery of the Notes to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Notes.

(e)       Non-Contravention. The execution and delivery of this Agreement and, following satisfaction of the Closing conditions set forth in Sections 7 and 8 hereof as applicable to the Closing, the issuance, sale and delivery of the Notes to be sold by the Company under this Agreement and the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby, will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) subject to obtaining the Pre-Closing Consents, any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof, the Company’s Bylaws, as amended and as in effect on the date hereof, or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) except for any security interests granted pursuant to the Notes, result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 4(e), the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.

(f)       Notes. The Notes have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. The issuance and delivery of each of the Notes is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any other person, or any liens or encumbrances or result in the triggering of any anti-dilution or other similar rights under any outstanding securities of the Company.

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(g)       No Registration. Assuming the accuracy of each of the representations and warranties of the Purchaser herein, the issuance by the Company of the Notes is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

(h)       Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as of the Closing, will have filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after November 9, 2015 but prior to the date hereof (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward-looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

(i)        Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, the Transaction Agreements or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

(j)        No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC

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involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

(k)       Listing Compliance. Except as disclosed in its filings with the SEC, the Company is in compliance with the requirements of The NASDAQ Stock Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of The NASDAQ Stock Market.

(l)        Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor its subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

(m)      Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the Notes. All disclosure furnished by or on behalf of the Company to the Purchasers in connection with this Agreement regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchasers have not made and do not make any representations or warranties with respect to the transactions contemplated hereby other than those set forth in Section 5 hereto.

5.      Investment Representations. In connection with the receipt of the Notes, each Purchaser represents and warrants to the Company the following:

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(a)       Organization. Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

(b)       Power. Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(c)       Authorization. The execution, delivery, and performance of this Agreement by Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of Purchaser enforceable in accordance with its terms (subject to the Enforceability Exceptions).

(d)       Consents and Approvals. Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(e)       Non-Contravention. The execution, delivery and, subject to satisfaction by the Company of the conditions to Closing set forth in Sections 7 and 8 hereof on or prior to the issuance of the Notes, or performance, by Purchaser of this Agreement do not and will not contravene or constitute a default under, or violation of, or be subject to penalties under, (i) any agreement (or require the consent of any party under any such agreement that has not been made or obtained) to which Purchaser is a party, or (ii) any judgment, injunction, order, decree or other instrument binding upon Purchaser, except where such contravention, default, violation or failure to obtain a consent, individually or in the aggregate, would not reasonably be expected to impair Purchaser’s ability to perform fully any obligation which Purchaser has or will have under this Agreement.

(f)        Investor Qualification. Purchaser understands the definition of the term “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, and qualifies as an accredited investor.

(g)       Information; Purchase for Investment Only. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Notes. Purchaser is acquiring the Notes for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act or under any applicable provision of state law. Purchaser does not have any present intention to transfer the Notes to any other person or entity in such a “distribution.”

(h)       No Registration. Purchaser understands that the Notes have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(i)        Restricted Securities. Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is

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available. Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale.

(j)         Risk of Investment. Purchaser realizes that the purchase of the Notes will be a highly speculative investment and Purchaser may suffer a complete loss of its investment. Purchaser understands all of the risks related to the purchase of the Notes. By reason of its business and financial experience, Purchaser has the ability to protect its own interests in connection with the purchase of the Notes.

(k)       Advisors. Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated hereby with Purchaser’s own legal counsel.

(l)        Finder. Purchaser is not obligated and will not be obligated to pay any broker commission, finders’ fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

6.      Restrictive Legends and Stop-Transfer Orders. The Notes shall bear such legends as the Company deems to be required for the purpose of compliance with applicable federal or state securities laws or as otherwise required by law.

7.      Conditions to Company’s Obligations at the Closing. The Company’s obligation to complete the sale and issuance of the Notes, and deliver the Notes to the Purchasers at the Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)       Receipt of Payment. The Company shall have received payment (or confirmation that an Irrevocable Payment Instruction has been made with respect to such payment), by wire transfer of immediately available funds or by cancellation of indebtedness of the Company to each applicable Purchaser, in the full amount of the Purchase Price for the Notes being purchased by such Purchaser at the Closing.

(b)       Representations and Warranties. The representations and warranties made by the Purchasers in Section 5 hereof shall be true and correct in all material respects as of, and as if made on, the date of such Closing.

(c)        Subordination Agreement. The Purchasers shall have executed and delivered to the Company the Subordination Agreement (as defined in Section 9(b)(ii) hereof).

8.      Conditions to Purchaser’s Obligations at the Closing. Each Purchaser’s obligation to accept delivery of the Notes and to pay for such Purchaser’s respective Notes at the Closing shall be subject to the following conditions to the extent not waived by such Purchaser:

(a)       Representations and Warranties. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects (except for any representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of, and as if made on, the date of this Agreement and as of the date of the Closing as though such representations and warranties were made on and as of such date.

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(b)       Certificate. The Purchaser shall have received a certificate dated as of the Closing and signed by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that the representations and warranties of the Company in Section 4 hereof are true and correct in all material respects (except for any representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of, and as if made on, the date of this Agreement and as of the Closing, and that the Company has satisfied all of the conditions set forth in this Agreement and required to be satisfied as of the Closing.

(c)       Good Standing. The Company shall be validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which shall be provided to the Purchaser at the Closing.

(d)       Board Approval. The terms and conditions of the issuance of the Notes and the Transaction Agreements shall have been duly approved by the Board of Directors of the Company (including the Audit Committee and at least six directors who are disinterested with respect to the transactions contemplated hereby).

(e)       Other Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals required in connection with the transactions contemplated hereby, if any, including obtaining the Pre-Closing Consents and any waivers of any other negative covenants and pro rata or similar preemptive rights that may apply to the issuance of the Notes.

9.      Other Agreements

(a)       SEC Filings. Upon execution of this Agreement and the issuances of Notes, the Company will complete any SEC filings (such as a Current Report on Form 8-K) that are, in the judgment of the Company’s legal counsel, required to be completed.

(b)       Security Interest.

(i)        As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Company’s obligations under the Notes, including any obligation to pay any amount now owning or later arising under the Notes (collectively, the “Secured Obligations”), the Company grants to each Purchaser a second priority security interest in all of the Company’s right, title, and interest in and to the Collateral (as defined in that certain Loan and Security Agreement dated as of March 29, 2014, as amended on June 12, 2014, March 31, 2015 and November 30, 2015 (as amended, the “LSA”) by and between the Company, and each of its subsidiaries that has delivered a Joinder Agreement (as defined in the LSA), the other financial institutions or entities from time to time parties to the LSA (collectively, referred to as “Lender”) and Stegodon Corporation, a Delaware corporation, as assignee of Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”)), as limited by Section 3.2 of the LSA.

(ii)      The Company hereby agrees to enter into any additional Security Documents (as defined below) with the Purchasers as may be reasonably required by the Purchasers in connection with the grant of the security interest contemplated by Section 9(b)(i) hereof, provided, however, that such security interest shall be subject to the Subordination

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Agreement dated as of October 5, 2016, by and among the Purchasers, the Company and the Agent (the “Subordination Agreement”). As used herein, “Security Documents” means each security agreement, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any part thereof, in each case, executed by the Company or any subsidiary of the Company.

10.  Miscellaneous.

(a)       Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b)       Assignment; Successors and Assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Company; provided, that this Agreement may be assigned by a Purchaser to the valid transferee of any security purchased hereunder if such security remains a “restricted security” under the Securities Act. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

(c)       Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (i) when personally delivered, (ii) when sent by facsimile upon confirmation of receipt, (iii) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (iv) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number:                    , with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: , facsimile number: , and as to each Purchaser at the address and facsimile number set forth opposite such Purchaser’s name on the Schedule of Purchasers on Schedule I. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. The Purchasers and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)      Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

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(e)        Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

(f)        Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(g)       Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

(h)       Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

(i)        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

(j)        Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the Company and the holders of a majority of the aggregate principal amount of the then outstanding Notes. No waiver by any of the parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No action taking pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Signature Pages Follow]

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The undersigned has executed this Agreement as of the date first set forth above.

the company:

AMYRIS, inc.

By:	/s/ Raffi Asadorian
(Signature)

Name: Raffi Asadorian

Title: Chief Financial Officer

Address:
5885 Hollis Street, Suite 100
Emeryville, CA 94608
Attention: General Counsel
Facsimile:
Email:

[Note Purchase Agreement Signature Page]

The undersigned has executed this Agreement as of the date first set forth above.

PURCHASER:

FORIS VENTURES, LLC

By:	/s/ B Hager
(Signature)

Name:	Barbara Hager

Title:	Manager

[Note Purchase Agreement Signature Page]

Schedule I

Schedule of Purchasers

Closing: October 5, 2016

Name of Purchaser	Notes Principal Amount	Note Purchase Price	Address and Facsimile
Foris Ventures, LLC	$6,000,000	$6,000,000	Foris Ventures, LLC
			Attention: Barbara S. Hager
			JEMA Management LLC
			751 Laurel St. #717
			San Carlos, CA 94070
			Fax:

TOTAL	$6,000,000	$6,000,000

exhibit a

form of note